Exhibit 99.1

U.S. GoldMining Appoints Imola Götz as VP, Project Development

Anchorage, Alaska – March 5, 2026 – U.S. GoldMining Inc. (NASDAQ: USGO) (“U.S. GoldMining” or the “Company”) is pleased to announce the appointment of Imola Götz as Vice President, Project Development.

Ms. Götz is a veteran mining engineer with over 30 years of international experience in both open-pit and underground mining environments including in world renowned gold mining camps of Hemlo and Timmins. Ms. Gotz is an expert in developing life of mine plans, strategic business plans, and comparative economic evaluations of mining projects, developed over decades of experience and progressive leadership roles at Goldcorp, Newmont, Eldorado Gold, Sandstorm Gold Royalties and most recently Royal Gold.

Following the recent announcement of its initial economic assessment (the “PEA”) at its wholly-owned Whistler Gold-Copper Project (the “Whistler Project”) in Alaska, Ms. Götz will be responsible for leading advancement and development of engineering, procurement, construction management and project controls at the Whistler Project. The Company recently announced results of its initial economic assessment (the “PEA”) (see news release dated March 2, 2026) on the Whistler Project, which has an estimated after-tax net present value at 5% discount rate (“NPV5%”) of $2.04B with an internal rate of return (“IRR”) of 33.0% and initial payback of 2.1 years, utilizing base case prices of $3,200/oz Au, $4.50/lb Cu, and $37.50/oz Ag.

Tim Smith, Chief Executive Officer of U.S. GoldMining commented: “Having just announced the excellent results of our Whistler PEA, with after tax NPV5% of over $2.0 billion and initial payback of just over two years, the Company is advancing towards a possible pre-feasibility study (“PFS”). We are very pleased to welcome Imola to the team as we look to accelerate our ongoing mine engineering and permitting studies. It’s an exciting time for U.S. GoldMining and its Whistler Project.”

Imola Götz, VP, Project Development, commented: “I am enthusiastic to join U.S. GoldMining at an important stage in the Company’s growth. The Whistler Project offers a compelling opportunity to develop a new gold-copper project with meaningful scale, and the PEA strongly supports advancing the Whistler Project into a high-quality development asset in Alaska. I look forward to working closely with stakeholders to advance strategic initiatives to help unlock the full value of the Company’s assets for shareholders.”

Ms. Götz is a Professional Engineer licenced in BC, and a Fellow of the Association of Engineers Canada. In addition to being an active member of the Canadian Institute of Mining & Metallurgy (CIMM), she is also a “Qualified Person” as defined by Canadian National Instrument 43-101. Ms. Götz earned a Bachelor of Education in Mathematics and General Science from Lakehead University, a Master of Science in Mine Engineering from the Technical University of Petrosani, and a Financial Agility Diploma from Queens University.

As a skilled educator, Ms. Götz has established partnerships with Canadian Mine Engineering Schools and has guest lectured at Queens University and Laurentian University. She has authored, co-authored, and presented works at the CIMM Conference, the US Mine Ventilation Symposium and the World Mining Congress on various topics including women’s leadership in the mining industry.

Qualified Persons

Tim Smith, P.Geo., Chief Executive Officer of the Company, has supervised the preparation of this news release and has reviewed the additional scientific and technical information contained herein. Mr. Smith is a qualified person as defined under NI 43-101 and S-K 1300.

About U.S. GoldMining Inc.

U.S. GoldMining Inc. is an exploration and development company focused on advancing the 100% owned Whistler Gold-Copper Project, located 105 miles (170 kilometers) northwest of Anchorage, Alaska, U.S.A. The Whistler Project consists of several gold-copper porphyry deposits and exploration targets within a large regional land package entirely on State of Alaska mining claims totaling approximately 53,700 acres (217.5 square kilometers).

For further information regarding the Project, refer to technical disclosures available on the Company’s website and under the Company’s respective profiles at www.sec.gov and www.sedarplus.ca.

Visit www.usgoldmining.us for more information.

For additional information, please contact:

U.S. GoldMining Inc.

Alastair Still, Chair

Tim Smith, Chief Executive Officer

Telephone Toll Free: 1-833-388-9788

Email: info@usgoldmining.us

Forward-Looking Statements

Except for the statements of historical fact contained herein, the information presented in this news release constitutes “forward-looking statements” within the meaning of the United States federal securities laws and “forward-looking information” within the meaning of applicable Canadian securities laws (collectively, “forward-looking statements”). Such statements include statements with regard to the Company’s plans expectations regarding the Project, including statements regarding the results of the PEA, expectations regarding the Project and its future exploration and development potential, LOM projections, estimates of capital, sustaining and other costs and revenues under the PEA and potential development of the West Susitna Access Road and expected governmental support. Words such as “expects”, “anticipates”, “plans”, estimates” and “intends” or similar expressions are intended to identify forward-looking statements. Forward-looking statements are based on U.S. GoldMining’s current expectations and are subject to inherent uncertainties, risks and assumptions that are difficult to predict and involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such risks and other factors include, among others, fluctuating commodity prices, risks inherent with preliminary economic assessments and mineral resource estimation generally, economic risks, changing economic factors, including those impacting estimated costs and expenditures and economic returns under the PEA, variations in the underlying assumptions associated with the estimation or realization of mineral resources, the availability of capital to fund programs and future development work, accidents, labor disputes and other risks of the mining industry including, without limitation, those associated with the environment, delays in obtaining governmental approvals or permits, title disputes other risks inherent in the exploration and development of mineral properties and the other risk factors set forth in the Company’s filings with the U.S. Securities and Exchange Commission at www.sec.gov and Canadian Securities Administrators at www.sedarplus.ca. Although the Company has attempted to identify important factors that could cause actual actions, events or results to differ materially from those described in forward-looking statements, there may be other factors that cause actions, events or results not to be as anticipated, estimated or intended. Accordingly, readers should not place undue reliance on forward-looking statements contained in this news release. Forward-looking statements contained in this news release are made as of this date, and U.S. GoldMining does not undertake any duty to update such information except as required under applicable law.